Exhibit (a)(5)(D)

Vista Equity Partners Completes Acquisition of Pluralsight

SILICON SLOPES, Utah, — April 6, 2021 — Pluralsight, Inc., the technology workforce development company, today announced that Vista Equity Partners (“Vista”) has successfully completed its acquisition of Pluralsight for $22.50 per share.

“We are excited about the completion of this transaction and look forward to leveraging Vista’s resources and financial strength to continue to innovate across our product portfolio and deliver solutions that help companies strengthen technology skills, become more agile, and achieve their goals,” said Aaron Skonnard, co-founder and CEO of Pluralsight.

With the completion of the acquisition, Pluralsight’s stock ceased trading and the company is no longer listed on any public market.

Qatalyst Partners is serving as financial advisor to Pluralsight and Wilson Sonsini Goodrich & Rosati, Professional Corporation is serving as legal counsel. For Vista, Morgan Stanley & Co. LLC is serving as financial advisor and Kirkland & Ellis LLP is serving as legal counsel.

About Pluralsight

Pluralsight is the leading technology workforce development company that helps companies and teams build better products by developing critical skills, improving processes and gaining insights through data, and providing strategic skills consulting. Trusted by forward-thinking companies of every size in every industry, Pluralsight helps individuals and businesses transform with technology. Pluralsight Skills helps enterprises build technology skills at scale with expert-authored courses on today’s most important technologies, including cloud, artificial intelligence and machine learning, data science, and security, among others. Skills also includes tools to align skill development with business objectives, virtual instructor-led training, hands-on labs, skill assessments and one-of-a kind analytics. Flow complements Skills by providing engineering teams with actionable data and visibility into workflow patterns to accelerate the delivery of products and services. For more information about Pluralsight (NASDAQ: PS), visit pluralsight.com.

About Vista Equity Partners

Vista is a leading global investment firm with more than $73 billion in assets under management as of September 30, 2020. The firm exclusively invests in enterprise software, data and technology enabled organizations across private equity, permanent capital, credit and public equity strategies, bringing an approach that prioritizes creating enduring market value for the benefit of its global ecosystem of investors, companies, customers and employees. Vista’s investments are anchored by a sizable long-term capital base, experience in structuring technology-oriented transactions and proven, flexible management techniques that drive sustainable growth. Vista believes the transformative power of technology is the key to an even better future – a healthier planet, a smarter economy, a diverse and inclusive community and a broader path to prosperity. Further information is available at vistaequitypartners.com. Follow Vista on LinkedIn, @Vista Equity Partners, and on Twitter, @Vista_Equity.

Forward-Looking Statements

This communication contains forward-looking statements that involve risks and uncertainties, including statements regarding our acquisition by affiliates of Vista Equity Partners (the “Transaction”). These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of our assumptions prove incorrect, our actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include the risks described in the filings that we make with the SEC from time to time, including the risks described under the headings “Risk Factors” and “Management Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, which was filed with the SEC on February 26, 2021, and which should be read in conjunction with our financial results and forward-looking statements. Our filings with the SEC are available on the SEC filings section of the Investor Relations page of our website at http://investors.pluralsight.com. All forward-looking statements in this communication are based on information available to us as of the date of this communication, and we do not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Contacts

For Pluralsight

Media

DJ Anderson

press@pluralsight.com

Joele Frank, Wilkinson Brimmer Katcher

Matthew Sherman / Jed Repko

212.355.4449

For Vista

Alan Fleischmann

Vista@laurelstrategies.com